UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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SMART & FINAL INC.

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SMART & FINAL INC.

600 Citadel Drive

Commerce, California 90040

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 17, 2006

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Smart & Final Inc. will be held at our corporate headquarters, 600 Citadel Drive, Commerce, California 90040, on Wednesday, May 17, 2006, at 10:00 a.m., local time, for the purpose of considering and voting upon:

1.    the election of eight directors, each for a term of one year; and

2.    the transaction of any other business that is properly presented before the Annual Meeting or any adjournment or postponement thereof.

All holders of shares of our common stock, as of the close of business on March 21, 2006, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

WE REQUEST THAT YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, SO THAT AS MANY SHARES OF OUR COMMON STOCK AS POSSIBLE WILL BE REPRESENTED AT THE ANNUAL MEETING.

DONALD G. ALVARADO

Secretary

Commerce, California

April 20, 2006

SMART & FINAL INC.

600 Citadel Drive

Commerce, California 90040

PROXY STATEMENT

GENERAL

We are providing these proxy materials in connection with the solicitation of proxies by our Board of Directors, or Board, to be voted at our 2006 Annual Meeting of Stockholders, or Annual Meeting. You are cordially invited to attend the Annual Meeting, which will be held on Wednesday, May 17, 2006, at 10:00 a.m., local time, at our corporate headquarters, located at 600 Citadel Drive, Commerce, California 90040. The approximate mailing date of this proxy statement, notice and the accompanying proxy is April 20, 2006. (Throughout this proxy statement, we refer to Smart & Final Inc. and its subsidiaries collectively as the “Company”, “we”, “our” and “us”.)

Proxy Information

We will vote the shares of our common stock represented by a properly signed proxy that we receive before or at the Annual Meeting in accordance with the specifications made on the proxy. Proxies that we receive with no specification will be voted, as recommended by our Board, to elect the eight nominees for director named in this proxy statement.

You may revoke your proxy at any time before it is voted at the Annual Meeting. You may revoke your proxy by giving written notice of such revocation to the Secretary at our corporate headquarters, located at 600 Citadel Drive, Commerce, California 90040. You may also give notice by filing a properly executed proxy bearing a later date or by voting in person at the Annual Meeting.

Under the rules of the New York Stock Exchange, Inc., or NYSE, if you hold your shares through a bank or broker, your broker is permitted to vote your shares for the election of directors even when your broker does not receive instructions from you.

Record Date and Voting

If you are a stockholder of record at the close of business on March 21, 2006, you are entitled to one vote, for each share of our common stock you hold, on each matter submitted to a vote of stockholders. As of March 21, 2006, there were 31,276,246 shares of our common stock, par value $0.01 per share, outstanding.

Holders of a majority of the voting interest of our common stock, present in person or by proxy, will constitute a quorum for the holding of the Annual Meeting for the election of directors. The inspectors of election we appoint will tabulate the votes cast in person or by proxy at the Annual Meeting. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

You may either vote for or withhold your vote for each of the directors identified below. The eight director nominees receiving the greatest number of votes will be elected to our Board. If you mark your vote withheld or you do not vote in the election (including abstentions and broker non-votes), this will have no impact on the election of directors, because these votes will not be included in the total number of votes present at the Annual Meeting.

ITEM 1—ELECTION OF DIRECTORS

At our Annual Meeting of stockholders on May 19, 2004, the proposal to declassify our Board and to provide for a one year term of service for each director beginning in 2005 was approved. In 2005, our Board also decided to reduce the size of our Board from eleven members to eight members, as allowed under our Amended and Restated Bylaws.

At the Board meeting on February 22, 2006, Mr. Pascal Announ tendered his resignation from our Board, effective upon the appointment of his successor. Mr. Announ is an employee of our Company’s majority shareholder, Casino Guichard-Perrachon, S.A. (“Groupe Casino”). At this same meeting, the Corporate Governance Committee reviewed the biography of Mr. L. Hakim Aouani and interviewed Mr. Aouani for appointment to the Board to fulfill the remainder of Mr. Announ’s term. Upon the recommendation of the Corporate Governance Committee, the Board appointed Mr. Aouani to serve as a director for the remainder of Mr. Announ’s term and to replace Mr. Announ as a member of the Corporate Governance Committee. Mr. Aouani is also an employee of Groupe Casino.

The Board proposed that, at our Annual Meeting the eight individuals listed below be elected to hold office until the 2007 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Seven of the nominees listed below are currently serving on our Board; one nominee, David L. Meyers has not previously served on our Board. Mr. Meyers is being nominated to replace Mr. McLaughlin, who after 16 years of dedicated service on our Board is not standing for re-election. As discussed above, Mr. Aouani was appointed to serve on the Board and the Corporate Governance Committee at the Board meeting in February 2006; this is the first time he will be standing for election to our Board.

Unless properly instructed otherwise, the proxy holders intend to vote for the election of all eight nominees. It is not anticipated that any of the nominees will decline or be unable to serve as a director. However, if that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated by our present Board.

The following table sets forth, as of March 24, 2006, information concerning each person nominated for election as a director:

Nominees

Name	Age	Director Since

L. Hakim Aouani

Mr. Aouani is currently the Senior Vice President of Corporate Development and Holdings for Groupe Casino. Mr. Aouani joined Groupe Casino in early 1998 as head of the Merger and Acquisitions department. From 1994 through 1998, Mr. Aouani was the vice president of mergers and acquisitions for C.C.F. (currently HSBC France), responsible for relationships with French and international corporations. From 1990 through 1994, Mr. Aouani handled leveraged buy-outs, senior debt financings and capital development projects at Banque Worms (currently Deutsche Bank). Mr. Aouani currently serves as a director for two other publicly traded companies in which Groupe Casino is a major shareholder. Companhia Brasileira de Distribuição (“CBD”), is a Brazilian company traded on the São Paulo Stock Exchange and also on the New York Stock Exchange (NYSE) through the ADR Program, under the symbol CBD. Mr. Aouani is a member of CBD’s board of directors and also serves on CBD’s financial committee. Mr. Aouani is also a member of the board of directors of Exito, a Columbian company traded on the Bolsa de Valores de Colombia.

	41	February 22, 2006

Thierry Bourgeron

Mr. Bourgeron has served as a director on our Board since 2005. Mr. Bourgeron has been the executive vice president of human resources and communication for Groupe Casino from 1999 to the present. Prior to joining Groupe Casino, from 1994 to 1999 he was the vice president of human resources for Rhône-Poulenc Agrochimie in Lyon, France and a member of the executive committee of its parent corporation, Rhône-Poulenc, S.A., an international, diversified chemical company (now Aventis S.A.). From 1992 to 1994, he was employed with DRH International de Rhône-Poulenc Inc., an affiliate of Rhône-Poulenc located in Princeton, New Jersey. Earlier he held positions in the human resource department of Rhône-Poulenc and its affiliates, beginning in 1984.

	52	2005

Timm F. Crull Mr. Crull has served as a director on our Board since 1994. Currently, Mr. Crull serves on our Audit Committee and is Chairman of our Compensation Committee. From 1991 until his retirement in 1994, Mr. Crull was Chairman of the Board and Chief Executive Officer of Nestlé USA, Inc., a food and related products company. From 1983 to the beginning of 1990, Mr. Crull also held the position of Chairman of the Board and President of Carnation Company, a food and related products company.	75	1994

David L. Meyers

Mr. Meyers is the Executive Vice President, Administration and Chief Financial Officer of Del Monte Foods, a well-known producer, distributor and marketer of branded and private label food and pet products based in San Francisco, California. Mr. Meyers began his career with Del Monte in 1987 and assumed the title of Vice President of Finance in 1990. In 1991 he became the Chief Financial Officer and added the duties of Executive Vice President in 1992. From 1994 to 1997, he served on the Board of Directors of Del Monte Foods. Prior to joining Del Monte, Mr. Meyers held various senior finance positions with RJR Nabisco and Nabisco Brands USA.

	60	Not applicable

Name	Age	Director Since

Joël-André Ornstein

Mr. Ornstein has served as a director on our Board since 1999. Since 1989, Mr. Ornstein has been Senior Adviser to the Chairman and Chief Executive Officer of Euris, S.A., or Euris, a Paris-based investment holding company controlled by Mr. Jean-Charles Naouri. Mr. Naouri is a French citizen whose principal business is making corporate investments and who owns through holding entities, a controlling interest in Groupe Casino, who in turn owns a controlling interest in us. Mr. Ornstein is also Chairman and Chief Executive Officer of Euristates, Inc., the U.S. based subsidiary of Euris. He is also a director of Euris and Euristates, Inc. Mr. Ornstein has served, among other positions, as a director of Baker & Taylor, Nets Sports and Entertainment, LLC, DLB Oil & Gas, Ztango, The Athlete’s Foot, Carlyle-Euris & Co., Sears World Trade, and The Washington Group, and has also served on the investment committees of a number of private equity groups. Prior to joining Euris, he was an investment banker at First Boston (CSFB) and Dean Witter Reynolds (Morgan Stanley).

	51	1999

Ross E. Roeder

Mr. Roeder has served as a director on our Board since 1984. He is currently Chairman of our Board and Chairman of the Corporate Governance Committee and in May 2005, he was appointed to our Compensation Committee. Mr. Roeder became our Chairman, President and Chief Executive Officer in January 1999. In September 2003, when Mr. Snollaerts became our President, Mr. Roeder continued to serve as our Chief Executive Officer until May 19, 2004, when he became our non-executive Chairman. Prior to his appointment as Chairman and Chief Executive Officer, Mr. Roeder was Chairman of our Audit Committee and a member of our Compensation Committee. Mr. Roeder became Chairman of our Corporate Governance Committee in early 1999. Until 1998, Mr. Roeder was Chairman of Morgan-Kaufman Publishers, Inc., a publisher of computer science text and reference books, where he was also a director from 1986 to 1998. Since 1997, Mr. Roeder has served as a director of Chico’s FAS, Inc., a retail women’s store company, where he also serves on its corporate governance committee, compensation and benefits committee and audit committee. From 1995 to 2002, Mr. Roeder served as a director of Gulf West Banks, Inc. which in 2002, was acquired by The South Financial Group. Mr. Roeder is currently serving as a director of Mercantile Bank, a subsidiary of The South Financial Group. (For a further discussion of Mr. Roeder’s employment agreement with us, see “Executive Compensation—Roeder Employment Agreement” below.)

	68	1984

Etienne Snollaerts

Mr. Snollaerts has served as a director on our Board since 1998. Currently, Mr. Snollaerts serves on our Corporate Governance Committee. In September 2003, Mr. Snollaerts was named our President and Chief Operating Officer and on May 19, 2004 became our Chief Executive Officer. Prior to joining our executive group, he was the Deputy General Manager and Director of the supply chain within Groupe Casino and was responsible for supervising Groupe Casino’s investment in us. From 1998 to 2000, Mr. Snollaerts was in charge of the international activities of Groupe Casino, which included operations in ten countries. He has been associated with Groupe Casino since 1985 and served as Director of Purchasing and Logistics and as Director of Retail Distributions, Store Operations and Information Systems. Before 1985, Mr. Snollaerts was a management consultant with Alexander Proudfoot Company, now Management Consulting Group PLC. (For a further discussion of Mr. Snollaerts’ employment agreement with us, see “Executive Compensation—Snollaerts Employment Agreement” below.)

	50	1998

Name	Age	Director Since

Stephen E. Watson

Mr. Watson has served as a director on our Board since 2004 and is also the chair of our Audit Committee. From 1997 to 2002 when he retired, Mr. Watson was President and Chief Executive Officer of Gander Mountain, L.L.C., a privately held retailer of outdoor recreational equipment and clothing. Previously, he held various executive officer positions with Target Corporation and its predecessors. He joined Target Corporation in 1973 and headed merchandising for its department store division until becoming the division’s Chairman and Chief Executive Officer in 1985. He continued in that role until his retirement from the company in 1996 and additionally held the position of President and director of Target Corporation from 1991 to 1996. Mr. Watson also serves on the boards of directors of Eddie Bauer Inc., a chain of specialty apparel stores and Kohl’s Inc., a specialty department store chain.

	61	2004

Vote Required and Recommendation of the Board. You may either vote for or withhold your vote for each of the directors identified above. The eight director nominees receiving the greatest number of votes will be elected to our Board. If you mark your vote withheld or you do not vote in the election (including abstentions and broker non-votes), this will have no impact on the election of directors, because these votes will not be included in the total number of votes present at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

CORPORATE GOVERNANCE

Governance Guidelines

We have in place long-standing policies and practices of good corporate governance. During fiscal 2004, our Board adopted Guidelines for Corporate Governance that outline the responsibilities of the Board, as well as qualifications for directors to serve on the Board. We have a Code of Ethics that was amended in February 2004, to ensure compliance with the Sarbanes-Oxley Act of 2002 and the listing standards of the NYSE. Our Code of Ethics applies to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, as well as to other employees of our company, and complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of conduct applicable to such officers. Our Board has reviewed and will continue to evaluate its role and responsibilities with respect to the new legislative and other governance requirements. All of our corporate governance materials, including our Code of Ethics, our Guidelines for Corporate Governance and all of our committee charters are available for public viewing on our Internet web site at http://www.smartandfinal.com/corporate/index.html, under the “Governance” tab and then the “Governance Documents” tab. In addition, interested persons can obtain a copy of any of these materials by writing to, Corporate Secretary, Smart & Final Inc., 600 Citadel Drive, Commerce, California 90040.

Director Independence and Controlled Company Exemption

Our Board is composed of eight directors, three of whom are independent under the NYSE listing standards. Our Chief Executive Officer is the only member of management currently serving as a director. For purposes of determining independence, we have adopted the following standards for director independence in compliance with the listing standards of the NYSE:

•	No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with us or any of our subsidiaries (directly or as a partner, stockholder or officer of an organization that has a relationship with us or any of our subsidiaries);

•	A director who is an employee or whose immediate family member is an executive officer of the Company or any of our subsidiaries is not “independent” until three years after the end of such employment relationship;

•	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $100,000 per year in such compensation;

•	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, Ernst & Young LLP, our present external auditor or a present or former internal auditor of the Company or any of our subsidiaries is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives or any of our subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or employment relationship;

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us or any of our subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold; and

•	A director who is an employee or representative of a significant supplier of any Company business unit or legal entity is not “independent” unless we entered into our relationship with the supplier as a result of competitive purchasing practices.

The Board determined that Messrs. Crull, McLaughlin and Watson meet the aforementioned independence standards and that Messrs. Aouani, Bourgeron, Ornstein, Roeder and Snollaerts do not meet the aforementioned independence standards. Messrs. Aouani and Bourgeron do not meet the independence standards because they are employees of Groupe Casino. Mr. Ornstein does not meet the independence standards because he is a director of Euris, which indirectly owns a controlling interest in Groupe Casino. (For a further discussion of Groupe Casino and its relationship to us, see “Compensation Committee Interlocks and Insider Participation—Relationship between Smart & Final Inc. and Casino USA” below.) Mr. Roeder does not meet the aforementioned independence standards because he served as our Chief Executive Officer until May 2004. Mr. Snollaerts does not meet the independence standards because he is our current Chief Executive Officer.

If Mr. Meyers is elected to the Board at the May 2006 Annual Meeting, he will meet the independence standards listed above and will be an independent director serving on our Board.

Section 303A.00 of the NYSE listing standards, to which we are subject, defines a “Controlled Company” as a company of which more than 50% of the voting power is held by an individual, a group or another company. We are a Controlled Company because 56.2% of our common stock is owned by Groupe Casino. As a Controlled Company, we are exempt from the NYSE requirement that we have a majority of independent directors, and from the requirements that our Corporate Governance Committee and Compensation Committee be composed entirely of independent directors. Pursuant to such exemption, our Board does not consist of a majority of independent directors, and our Corporate Governance and Compensation Committees are not composed solely of independent directors. (For a further discussion of the composition of our Corporate Governance Committee and our Compensation Committee, see “Corporate Governance—Committees of the Board and Attendance at Meetings” below.)

Committees of the Board and Attendance at Meetings

We have established three standing committees of our Board, an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Each of these committees reports to the full Board and the activities of each committee are therefore generally subject to the approval of the Board.

Audit Committee

The Audit Committee is currently comprised of Messrs. Watson (as Chairman), Crull and McLaughlin. At the May 2005 Board meeting, Mr. Watson was appointed as the Chairman of our Audit Committee. The Audit Committee operates under a written charter adopted by our Board. In February 2006, our Board re-examined the Audit Committee’s composition and confirmed that all members of the Audit Committee are “independent” within the meaning of the NYSE’s listing standards. In addition, the Board determined that Mr. Watson, the Audit Committee chair, meets the U.S. Securities and Exchange Commission’s, or SEC’s, definition of an audit committee financial expert and that both Messrs. Crull and McLaughlin have been determined to be financially literate. Because Mr. McLaughlin is not a nominee for re-election to our Board, at the next regularly scheduled Board meeting after our Annual Meeting, the Board intends to appoint Mr. Meyers to the Audit Committee, provided that he is elected to the Board by the stockholders. The Board has already reviewed Mr. Meyers’ qualifications and determined that he meets the SEC’s definition of a financial expert.

During fiscal 2005, there were four regular meetings and six telephonic meetings of the Audit Committee.

Corporate Governance Committee

The Corporate Governance Committee is currently comprised of Messrs. Roeder (as Chairman), Aouani, Snollaerts and Watson. The Corporate Governance Committee operates under a written charter adopted by our Board. Of the current members of the Corporate Governance Committee, only Mr. Watson is independent of management. However, because we are a Controlled Company under the NYSE listing standards, our Corporate Governance Committee is not subject to the independence requirements set forth in the NYSE listing standards. (For a further discussion regarding the independence standards to which we are subject, see “Corporate Governance—Director Independence and Controlled Company Exemption” above.)

Mr. Announ was appointed to serve on our Corporate Governance Committee from his election to our Board in May 2005 until February 2006, when he resigned from the Board and the Board appointed Mr. Aouani. During fiscal 2005, there were four regular meetings and two telephonic meetings of the Corporate Governance Committee.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Crull (as Chairman), Bourgeron, McLaughlin and Roeder. Mr. Bourgeron was appointed to the Compensation Committee after his election to the Board, in May 2005. The Compensation Committee operates under a written charter adopted by our Board. Messrs. Crull and McLaughlin are independent directors that are members of our Compensation Committee, Messrs. Bourgeron and Roeder, are not independent directors. However, because we are a Controlled Company under the NYSE listing standards, we are not required to have a Compensation Committee composed entirely of independent directors. (For a further discussion regarding the independence standards to which we are subject, see “Corporate Governance—Director Independence and Controlled Company Exemption” above.) Mr. McLaughlin is not a nominee for re-election and is currently serving as a member of our Compensation Committee. Thus, at the next regularly scheduled Board meeting after our Annual Meeting, it is anticipated that the Board will appoint an additional director to serve on the Compensation Committee.

During fiscal 2005, there were four regular meetings of the Compensation Committee.

Board Attendance

During fiscal 2005, our Board held four regular meetings and one telephonic meeting. Each director attended at least 75% of the aggregate of (a) the total number of Board meetings and (b) the total number of committee meetings held by all committees of the Board on which such director served. We encourage our directors to attend the Annual Meeting. At the 2005 Annual Meeting of Stockholders, all of our directors elected to our Board at the 2005 Annual Meeting were in attendance and one of the five directors that was not standing for re-election also attended.

Executive Sessions of Non-Management Directors

Our non-management directors meet regularly in executive sessions as required under the NYSE’s listing standards. Such meetings occur after all regularly scheduled Board meetings, and otherwise as needed. These meetings generally conclude with a discussion with our Chief Executive Officer, Mr. Snollaerts. The director that presides over such meetings is the Chair of our Audit Committee, presently Mr. Watson.

Communications with the Board of Directors

Stockholders who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of Corporate Secretary, Smart & Final Inc., 600 Citadel Drive, Commerce, California 90040. A majority of our independent directors approved the process whereby all stockholders’ communications to the Board are sent directly to our Corporate Secretary; he in turn forwards these communications to the Chair of the Audit Committee.

Report of the Audit Committee

The Audit Committee adopted a written charter in April 2001, which was revised and approved by our Board in December 2003 and again in February 2005. The most recent revised and approved Charter of the Audit Committee, or Charter, was attached as Appendix A to our 2005 Proxy Statement filed with the SEC on April 20, 2005. The Charter complies with the requirements of the SEC and the NYSE listing standards. The Audit Committee will continue to regularly review and assess the Charter to ensure continued compliance with these requirements. The Charter is also available for public viewing, on our Internet web site at http://www.smartandfinal.com/corporate/index.html, under the “Governance” tab and then the “Governance Documents” tab. In addition, interested persons can obtain a copy of the Charter by writing to, Corporate Secretary, Smart & Final Inc., 600 Citadel Drive, Commerce, California 90040.

The functions of the Audit Committee include, among other things:

•	Oversight of our financial reporting process, compliance with legal and regulatory requirements, and our assessment, evaluation and reporting on the effectiveness of the Company’s internal control over financial reporting pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•	Appointment of independent auditors and approval of auditor fees;

•	Review with the independent auditors of the scope and the planning of the annual examination of the Company’s consolidated financial statements and internal control over financial reporting;

•	Review of the audited consolidated financial statements and reports on internal control over financial reporting with management and the independent auditors;

•	Review of the findings and recommendations of the independent and internal auditors, and management’s response to the recommendations of the auditors;

•	Oversight of the independence and performance of internal and independent auditors; and

•	Preparation of the Audit Committee Report.

During fiscal 2005, the Board examined the Audit Committee’s composition and confirmed that each member of the Audit Committee is an independent director as defined by the NYSE listing standards, the SEC’s independence requirements, and the Company’s Governance Guidelines. In addition, the Board has determined that all members of the Audit Committee are financially literate and that Mr. Watson, the current Chair of the Audit Committee, is a financial expert as defined by the SEC’s rules and the NYSE listing standards. Thomas G. Plaskett served as Chair of the Audit Committee up to the date of the Annual Meeting of Shareholders held on May 20, 2005 at which time he did not stand for re-election to the Board.

The Audit Committee has reviewed and discussed with management of the Company and Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm, the audited consolidated financial statements of the Company as of January 1, 2006 and for the fiscal year then ended (the “Audited Financial Statements”). The Audit Committee has also reviewed and discussed with management of the Company and E&Y: (i) management’s report on internal control over financial reporting as of January 1, 2006; and (ii) E&Y’s audit report on management’s assessment of the effectiveness of internal control over financial reporting as of January 1, 2006. In addition, the Audit Committee has discussed with E&Y the matters required to be discussed under auditing standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees; Codification of Statements on Auditing Standards AU § 380).

The Audit Committee received and reviewed the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with E&Y its independence from the Company. The Audit Committee additionally discussed with management of the Company and E&Y such other matters and received such assurances from them as it deemed appropriate.

The Audit Committee meets regularly with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Management is responsible for the Company’s internal controls and the financial reporting process. The Audit Committee has reviewed the Company’s programs aimed at strengthening the effectiveness of the Company’s internal audit and disclosure control structure. The Audit Committee monitors the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement improvements to internal procedures and controls. Management is responsible for performing an assessment and evaluation of the Company’s internal control over financial reporting and issuing a report on the effectiveness thereof. E&Y is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with generally accepted auditing standards of the United States and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the above-described reviews and discussions and a review of the report of E&Y with respect to the Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Company’s Board the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2006.

AUDIT COMMITTEE

Stephen J. Watson, Chairman

Timm F. Crull

David J. McLaughlin

Report of the Corporate Governance Committee

The Corporate Governance Committee adopted a written charter, or the Charter, which was amended in February 2004 and reviewed and approved by the Corporate Governance Committee in February 2006; the

Charter is in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and NYSE listing standards. The Charter is available for public viewing, on our Internet web site at http://www.smartandfinal.com/corporate/index.html, under the “Governance” tab and then the “Governance Documents” tab. In addition, interested persons can obtain a copy of the Corporate Governance Charter by writing to, Corporate Secretary, Smart & Final Inc., 600 Citadel Drive, Commerce, California 90040.

Because we have elected to be treated as a Controlled Company, our Corporate Governance Committee is not subject to the independence requirements set forth in the NYSE listing standards. Section 303A.00 of the NYSE listing standards defines a “Controlled Company” as a company of which more than 50% of the voting power is held by an individual, a group or another company. We are a Controlled Company because 56.2% of our common stock is owned by Groupe Casino. As a Controlled Company, we are exempt from the NYSE requirement that we have a majority of independent directors, and from the requirement that the Corporate Governance Committee be composed entirely of independent directors. Pursuant to such exemption, the Corporate Governance Committee is not composed solely of independent directors.

The functions of the Corporate Governance Committee include, among other things:

•	Seeking out, evaluating and recommending to our Board qualified candidates for nomination as directors on our Board;

•	Considering other matters pertaining to the size and composition of our Board and its committees;

•	Giving appropriate consideration to qualified individuals recommended by stockholders for nomination as directors, provided that such recommendations are accompanied by information sufficient to enable the Corporate Governance Committee to evaluate the qualifications of such individuals;

•	Responsibility for developing and recommending to our Board the corporate governance principles under which we operate; and

•	Making awards under our 2005 Non-Employee Director Stock Plan to members of the Board.

In considering individuals for nomination as directors, the Corporate Governance Committee typically solicits recommendations from its current directors and is authorized to engage third party advisors, including search firms, to assist in the identification and evaluation of candidates. In the fall of 2005, the Corporate Governance Committee engaged the services of Boardroom Consultants, a third party search firm, to assist in locating suitable candidates for consideration as potential Board nominees. Members of the Governance Committee to whom the task was delegated, reviewed the biographies and conducted interviews of potential candidates. Mr. Meyers was recommended for nomination after being interviewed either in person or telephonically by Messrs. Roeder, Snollaerts and Watson. The Board approved the nomination of Mr. Meyers at its meeting of February 21, 2006.

One of the representatives Groupe Casino had recommended to the Board in 2005, Mr. Pascal Announ, submitted a letter of resignation in February 2006, subject to his replacement being named at the next Board meeting. Groupe Casino nominated Mr. L. Hakim Aouani to fill the seat vacated by Mr. Announ. Mr. Aouani was interviewed by Mr. Snollaerts, to whom the task was delegated and Mr. Aouani was recommended to the Board by the Corporate Governance Committee and approved by the Board at the meeting on February 21, 2006. (For further information about these nominees, see “Item 1—Election of Directors” above.)

In evaluating potential candidates, the Corporate Governance Committee may consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. While the Corporate Governance Committee has not established any specific minimum qualifications for director nominees, the Corporate Governance Committee believes that demonstrated leadership, as well as significant years of service, in an area of endeavor such as business, law, public service, related industry or academia, is a desirable qualification for service as a director of the Company.

Any stockholder may make recommendations to the Corporate Governance Committee for membership on the Board by sending a written statement of the qualifications of the recommended individual to, Corporate Secretary, Smart & Final Inc., 600 Citadel Drive, Commerce, California 90040. Such recommendations should be received no later than 60 days before the anniversary of the previous year’s Annual Meeting, nor no earlier than 90 days before the anniversary of the previous year’s Annual Meeting. In accordance with Article III, Section 2 of our Amended and Restated Bylaws, certain criteria must be included with the stockholder’s notice. Our Amended and Restated Bylaws were attached as Appendix B to our Proxy Statement filed with the SEC on April 16, 2004 and may be accessed through our Internet web site at http://www.smartandfinal.com/corporate/index.html, under the “SEC” tab. The Corporate Governance Committee will evaluate candidates recommended by stockholders on the same basis as they evaluate other candidates, including the following criteria:

•	Directors should be of the highest ethical character and share values that reflect positively on themselves and the Company;

•	Directors should have reputations, both personal and professional, consistent with the image and reputation of the Company; and

•	Directors should be highly accomplished in their respective fields, with superior credentials and recognition.

The fact that a proposed director nominee meets all of the above criteria will not obligate the Corporate Governance Committee to recommend the candidate to the Board, and will not obligate the Board to nominate or recommend the candidate for director in our proxy materials.

CORPORATE GOVERNANCE COMMITTEE

Ross E. Roeder, Chairman

L. Hakim Aouani

Etienne Snollaerts

Stephen E. Watson

Report of the Compensation Committee

The Compensation Committee operates under a written charter adopted by our Board. The Charter of the Compensation Committee, or the Charter, complies with the requirements of the SEC and the NYSE listing standards. The Charter was reviewed and reassessed by the Compensation Committee in February 2006 and found to be in compliance with these requirements. The Charter is available for public viewing on our Internet web site at http://www.smartandfinal.com/corporate/index.html, under the “Governance” tab and then the “Governance Documents” tab. In addition, interested persons can obtain a copy of the Charter by writing to, Corporate Secretary, Smart & Final Inc., 600 Citadel Drive, Commerce, California 90040.

Because we have elected to be treated as a Controlled Company, our Compensation Committee is not subject to the independence requirements set forth in the NYSE listing standards. Section 303A.00 of the NYSE listing standards defines a “Controlled Company” as a company of which more than 50% of the voting power is held by an individual, a group or another company. We are a Controlled Company because 56.2% of our common stock is owned by Groupe Casino. As a Controlled Company, we are exempt from the NYSE requirement that we have a majority of independent directors, and from the requirement that the Compensation Committee be composed entirely of independent directors. Pursuant to such exemption, the Compensation Committee is not composed solely of independent directors.

The functions of the Compensation Committee include, among other things:

•	Approving salary practices and base salary amounts for our executive personnel;

•	Approving the structure of and determining awards under the annual incentive bonus plan for our executive officers and under our Long-Term Equity Compensation Plan; and

•	Approving the strategy and structure of our other employee plans and benefits, and making recommendations to our Board with respect to base salary and incentive compensation for our Chief Executive Officer.

The Compensation Committee’s basic philosophy is to provide competitive levels of compensation to motivate, retain and attract management. This philosophy includes providing incentives linked to the Company’s financial performance, enhanced stockholder value and personal performance. This philosophy applies to compensation for all of our management, including our Chief Executive Officer.

Executive Compensation

Generally, compensation for our executives consists of a base salary, an annual incentive bonus and an opportunity to receive stock options, stock appreciation rights or other performance-based compensation under our Long-Term Equity Compensation Plan.

Chief Executive Officer Compensation.    The Compensation Committee has established a formal process for evaluating the Chief Executive Officer’s performance. This process generally begins at the last scheduled Compensation Committee meeting of the fiscal year. This meeting is typically held in late November or early December. Since May 2004, Mr. Snollaerts has been the Company’s Chief Executive Officer. On April 6, 2006, we entered into a revised employment agreement with Mr. Snollaerts, effective May 17, 2006, which will supersede his prior employment agreement. In March 2006, Mr. Snollaerts’ base salary was increased to $770,000 and pursuant to his employment agreement, cannot be decreased. If our Board awards annual bonuses to our executive officers, then Mr. Snollaerts is entitled to a bonus commensurate to our other similarly situated executives. Mr. Snollaerts’ target for his annual bonus is no less than 100% and no greater than 200% of his base salary for the year. (For a further discussion of Mr. Snollaerts’ employment agreement with us, see “Executive Compensation—Snollaerts Employment Agreement” below.)

Base Salaries.    Base salaries for executive officers are reviewed annually. Executive salaries are designed to be competitive with salaries paid at other companies of comparable size and complexity in the retail and wholesale food distribution business. These salaries are also designed to be competitive with salaries paid in other comparable businesses including, for example, certain non-food, multi-unit retail companies. The Compensation Committee uses these companies for comparative purposes because it believes that we compete with these companies in attracting and maintaining management. The Compensation Committee collects information on these companies from published industry surveys and from competitors’ proxy statements. It is the policy of the Compensation Committee to adjust salaries in a way that recognizes executive performance and responsibilities and enables us to attract and retain highly qualified executives. In fiscal 2005, executive base salaries (other than for the Chief Executive Officer) were increased an average of 4.9%, ranging from 2% to 13.2% consistent with the Compensation Committee’s policy objectives, and were at median levels among comparison companies.

Annual Incentive Bonus Plan.    The Compensation Committee believes that the annual incentive bonus plan is an integral part of the overall compensation package offered to executive officers. The Compensation Committee specifically approves bonus amounts for executive officers. The Compensation Committee also determines the bonus amount for the Chief Executive Officer, consistent with the terms of his employment agreement. (See “Chief Executive Officer Compensation” above.) During fiscal 2000, the Compensation Committee decided to link the annual incentive bonus plan to specific financial objectives as a means of encouraging improvements in financial performance. These objectives range from our total financial performance, which is the only objective for determining the bonus awarded to our Chief Executive Officer, to performance of particular operating units. The objectives also include individual targets to help reach certain tactical objectives. In fiscal 2005, the bonuses awarded to executives, depending on the person’s position, were based upon financial objectives and tactical objectives. These objectives were tied to our overall performance at the corporate, regional and divisional levels, as well as to specified personal objectives.

We determine actual bonus amounts after the fiscal year end. At that time, the Chief Executive Officer meets with the Compensation Committee to review the performance of executive officers (other than his performance) and presents his recommendations for their actual bonus amounts. For fiscal 2005, the Compensation Committee determined that management had missed their financial profit objectives for continuing operations, mainly due to large, one-time expenses, and as a result, reduced the annual incentive bonus payment to approximately 50% of the executive’s target bonus. Actual bonuses to executive officers, including the bonus payment to our Chief Executive Officer (whose bonus was discretionary and not pursuant to his employment agreement) averaged approximately 31% of base salary and ranged from approximately 21% to 50% (For a further discussion of compensation matters, see “Executive Compensation” below).

Compensation Plans

Stock Incentive Plan.    Our Stock Incentive Plan, or Incentive Plan, authorized the issuance of options covering up to 2,450,000 shares of our common stock. The Incentive Plan expired in June 2001 as to new grants. Accordingly, no awards have been made under the Incentive Plan since its expiration in 2001. As of March 24, 2006, there were 152,997 unexercised options outstanding under the Incentive Plan. These options will expire at varying dates on or before February 20, 2011, if not exercised before that date.

Long-Term Equity Compensation Plan.    Under guidelines set by the Compensation Committee, incentive-based compensation constitutes a greater portion of executives’ potential long-term pay. A portion of this incentive-based compensation is made through stock-based awards under the Long-Term Equity Compensation Plan. The primary objectives of this plan are to optimize our profitability and growth through incentives. These incentives are designed to be consistent with our goals, and to link the personal interests of plan participants to those of our stockholders.

At the May 2001 Annual Meeting, the stockholders approved an amendment to the Long-Term Equity Compensation Plan increasing the stock-based awards allowed under this plan from 2,470,000 shares to 3,600,000 shares of our common stock. The stockholders also extended the Long-Term Equity Compensation Plan’s expiration date from December 31, 2006 to December 31, 2010. At the July 2002 Annual Meeting, the stockholders approved an amendment and restatement of the Long-Term Equity Compensation Plan that increased the stock-based awards allowed under this plan from 3,600,000 shares to 5,100,000 shares of our common stock. The amendment also provided that the number of shares available under the Long-Term Equity Compensation Plan would increase each year by the number of shares issued by reason of stock option awards being exercised and/or the vesting of other awards. In fiscal 2005, an additional 995,181 shares became available under the Long-Term Equity Compensation Plan based on the exercises of options to purchase common stock and the vesting of restricted shares. Of these shares 304,549 were added back into the plan on May 30, 2005, the remaining 690,632 shares, plus any additional shares that will become available under the terms of the plan will be added back on May 30, 2006. At the end of fiscal 2005, the total stock-based awards available for grant under the Long-Term Equity Compensation Plan were 1,128,457 shares.

Certain Other Benefits.    We provide health, welfare and pension benefits to the Company’s executive officers. These benefits are also generally available to all of the Company’s full-time employees. In addition, we provide certain perquisites to our executive officers including, depending upon the executive officer, reimbursement of tax preparation and/or financial planning expenses, club dues, moving expenses, car allowances, a supplemental executive retirement plan, life insurance policies, long-term disability plans and executive medical coverage.

Other Matters.    The Compensation Committee has reviewed the compensation plans with regard to the deductibility limitation contained in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the

Code. The Compensation Committee has decided at present not to alter the compensation plans to comply with the deductibility requirements of Section 162(m) of the Code. The Compensation Committee will continue to review the issue and monitor whether the compensation plans should be amended in the future to meet the deductibility requirements of the Code. Our Long-Term Equity Compensation Plan provides that at all times when Code Section 162(m) is applicable, all awards granted under that plan shall comply with the requirements of Section 162(m) of the Code. However, the Compensation Committee may determine that such compliance is not desired with respect to any particular award.

COMPENSATION COMMITTEE

Timm F. Crull, Chairman

Thierry Bourgeron

David J. McLaughlin

Ross E. Roeder

Executive Officers

The following table sets forth, as of March 24, 2006, the names, ages and titles of our executive officers and the officers of our subsidiaries, Smart & Final Stores Corporation, or Smart & Final Stores, and American Foodservice Distributors, Inc., or American Foodservice Distributors:

Name	Age	Title
Etienne Snollaerts	50	Chief Executive Officer and President of Smart & Final Inc., Smart & Final Stores, and American Foodservice Distributors.

Donald G. Alvarado	51	Senior Vice President, General Counsel and Secretary of Smart & Final Inc. and Smart & Final Stores; and Senior Vice President and Secretary of American Foodservice Distributors.

André Delolmo	54	Senior Vice President of Operations for Smart & Final Inc. and Smart & Final Stores.

Zeke Duge	59	Senior Vice President and Chief Information Officer of Smart & Final Stores.

Richard A. Link	51	Vice President and Controller of Smart & Final Inc., American Foodservice Distributors and Vice President and Chief Accounting Officer of Smart & Final Stores.

Norah Morley	54	Senior Vice President, Marketing of Smart & Final Stores.

Suzanne Mullins	53	Senior Vice President of Store Operations of Smart & Final Stores.

Richard N. Phegley	50	Senior Vice President and Chief Financial Officer of Smart & Final Inc. and Smart & Final Stores, and American Foodservice Distributors.

C. Marie Robinson	38	Vice President, Distribution of Smart & Final Stores

Timothy M. Snee	52	Senior Vice President, Buying of Smart & Final Stores.

Jeff D. Whynot	49	Senior Vice President, Human Resources of Smart & Final Inc. and Smart & Final Stores.

John M. Willis	60	President, Cash & Carry division of Smart & Final Stores.

Our executive officers are appointed by our Board and serve at our Board’s discretion.

Etienne Snollaerts. See “ITEM 1—Election of Directors” above.

Donald G. Alvarado.    Mr. Alvarado was named Senior Vice President, General Counsel of Smart & Final Inc. and Smart & Final Stores in September 1996. Mr. Alvarado also serves as our Secretary and the Secretary of American Foodservice Distributors, Smart & Final Foodservice and Smart & Final Stores. From 1997 to 1999, Mr. Alvarado was Senior Vice President Law/Development. From 1991 until September 1996, he served as our Vice President, General Counsel and Secretary. Mr. Alvarado joined us in 1987 as our Assistant General Counsel and was appointed our Secretary in 1989. He has been Secretary of Smart & Final Stores since 1990. From 1989 to January 1994, Mr. Alvarado was also Assistant Secretary of Casino USA, the U.S.-based subsidiary of Groupe Casino, and of Casino Realty, Inc., its former wholly-owned subsidiary. In September 2003, Mr. Alvarado was appointed as the Secretary of Casino USA.

André Delolmo.    Mr. Delolmo was appointed Senior Vice President of Operations for Smart & Final Stores in December 2002 and in May 2004, he was appointed Senior Vice President of Operations of Smart & Final Inc. Prior to assuming these positions, Mr. Delolmo was the Senior Vice President of Business Development for Smart & Final Stores. Mr. Delolmo also serves as President of Casino USA, a position he has held since July 1999. Before joining Casino USA, from 1997 until 1999, Mr. Delolmo was the Chairman and Chief Executive Officer of Casino Taiwan, a joint venture between Groupe Casino and Dairy Farms International (each entity owned 50% of the operations). From 1996 until 1997, he served as Groupe Casino’s Senior Vice President in charge of Real Estate for Western Europe and Poland. Mr. Delolmo also served as the Chief Executive Officer of Groupe Casino’s restaurant operations in France, from 1990 until 1996. From 1985 until 1990 he was a Regional Senior Vice President of Operations for Groupe Casino’s supermarkets and convenience stores in France.

Zeke Duge.    Mr. Duge joined us in September 2000 as Senior Vice President and Chief Information Officer in charge of data processing and technology for Smart & Final Stores. Immediately before joining Smart & Final Stores, Mr. Duge was Vice President and Chief Information Officer of West Marine, Inc., a specialty boating retailer. Mr. Duge has more than 30 years experience in data processing, having also held various positions at Xerox Computer Services, Nissan, Tandem Computers and Oracle Corporation.

Richard A. Link.    Mr. Link joined us in October 2001 as our Vice President and Controller and as the Vice President and Chief Accounting Officer of Smart & Final Stores. In December 2001, Mr. Link was designated Smart & Final Inc.’s Chief Accounting Officer. From September 1988 through February 2001, Mr. Link served in various capacities with Maxicare Health Plans, Inc., or Maxicare. His positions included Senior Vice President, Accounting and Chief Accounting Officer from 1988 through 1997, Executive Vice President—Finance and Administration and Chief Financial Officer from 1997 through February 2001, and Chief Operating Officer from 1999 through February 2001. In May 2001, the California HMO subsidiary of Maxicare filed a petition for insolvency under Federal bankruptcy laws and the Indiana HMO and Missouri insurance subsidiaries were subsequently placed into liquidation and rehabilitation. Mr. Link previously served with Price Waterhouse as a senior audit manager.

Norah Morley.    Ms. Morley joined us in August 1999 as Senior Vice President of Marketing of Smart & Final Stores. From 1996 to 1999, Ms. Morley was the Senior Vice President of Marketing, Buying and Distribution for The Sweet Factory, a retail candy company. From 1992 to 1996, Ms. Morley was the Vice President of Marketing and Buying with W.H. Smith PLC. Prior to that position, she was Vice President of Marketing for Frank’s Nursery and Crafts. Ms. Morley has also held various positions related to consumer packaged goods marketing, including Director of Marketing for The Pillsbury Company.

Suzanne Mullins.    Ms. Mullins was appointed Senior Vice President, Store Operations of Smart & Final Stores in July 1997. Before her promotion in 1997, she was Vice President, Buying for Smart & Final Stores from August 1994 and Vice President, Operations of Smart & Final Stores from 1991 to 1994. Prior to that, Ms. Mullins held various store operations positions, including District Manager. Ms. Mullins first joined us in 1987.

Richard N. Phegley.    Mr. Phegley joined us as Vice President and Treasurer of Smart & Final Stores in 1996. In May 1999, Mr. Phegley was appointed to serve as Vice President and Treasurer of Smart & Final Inc. and American Foodservice Distributors. In May 2001, he was appointed to serve as Senior Vice President and Chief Financial Officer of Smart & Final Inc., Smart & Final Stores and American Foodservice Distributors. Mr. Phegley joined us after 17 years with Atlantic Richfield Company, now a subsidiary of BP Amoco PLC, where he served in senior treasury, strategic planning and financial management positions.

C. Marie Robinson.    Ms. Robinson was appointed Vice President of Distribution of Smart & Final Stores in May 2005. Prior to joining Smart & Final, from 2003 to 2005, she was the Regional Director of Logistics for Toys R Us, Inc. From 1993 to 2003, she was employed by Wal-Mart Stores, Inc. and held various management positions in distribution and logistics, including Regional Vice President of logistics from 2000-2003. From 1990 to 1993, Ms. Robinson was a logistics officer in the United States Army.

Timothy M. Snee.    Mr. Snee was appointed Senior Vice President of Buying of Smart & Final Stores in June 1999. From 1998 to June 1999, he was Vice President of Buying. Mr. Snee joined us after 26 years with Ralphs Grocery Company where he served as a vice president in charge of various buying departments, and held management positions in accounting, distribution and operations.

Jeff D. Whynot.    In January 2000, Mr. Whynot was appointed Senior Vice President of Human Resources for Smart & Final Stores and in February 2003 he was appointed Senior Vice President of Human Resources for Smart & Final Inc. From 1998 to 2000, Mr. Whynot was the Vice President of Human Resources for Dames & Moore Group, an engineering consulting firm. From 1984 to 1998, Mr. Whynot worked in various capacities for Knott’s Berry Farm. During the last five years of his employment with Knott’s Berry Farm, Mr. Whynot served as the Vice President of Human Resources.

John M. Willis.    Mr. Willis joined us in July 1998 as President of our United Grocers Cash & Carry division, upon the completion of our acquisition of this division from United Grocers, Inc. During 2004, Mr. Willis was added to our executive committee. From 1968 to 1998, prior to joining the Company, Mr. Willis was employed in various positions with United Grocers, Inc. From 1987 to 1998, Mr. Willis was the President of United Grocers Cash & Carry Foodservice division and from 1997 to 1998, he was the President of United Grocers, Inc.’s Creative Process, a full service print and design company.

Performance Graph

The graph below compares the cumulative total stockholder return on an investment of our common stock over a five year period with the cumulative total return on the Dow Jones Equity Market Index and the Dow Jones U.S. Food Retailers and Wholesalers Index over the same period. The graph assumes an initial investment of $100 and the reinvestment of all dividends.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or Exchange Act, requires our directors, executive officers and beneficial holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms received by us, or written representation from certain reporting persons that no Form 5s were required for those persons, we believe that all reporting requirements under Section 16(a) of the Exchange Act for the 2005 fiscal year were met in a timely manner by our directors, executive officers and greater than 10% stockholders.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee generally makes decisions on compensation of our executive officers and our Chief Executive Officer. All such decisions relating to the compensation of executive officers are reviewed, and in fiscal 2005 were approved without change, by our full Board. During fiscal 2005, our Compensation Committee consisted of Messrs. Crull, Gold, Bourgeron, McLaughlin and Roeder. Mr. Gold served on the Compensation Committee up to the date of the Annual Meeting on May 20, 2005, at which time he did not stand for re-election to the Board. Messrs. Bourgeron and Roeder were appointed to the Compensation Committee at the Board meeting in May 2005, held after the Annual Meeting of Stockholders.

Relationship between Smart & Final Inc. and Casino USA.    Groupe Casino, acting through Casino USA, acquired our then parent company in 1984. Groupe Casino owns 56.2% of the shares of our outstanding common stock. Our common stock does not have cumulative voting rights. Thus, Groupe Casino, as the holder of shares having more than 50% of the voting power, may elect all of our directors. The holders of the remaining shares would not be able to elect any directors.

Groupe Casino owns approximately 99% of the outstanding shares of Casino USA’s capital stock. There is no agreement between Groupe Casino or Casino USA and any other party that would prevent either Groupe Casino or Casino USA from acquiring additional shares of our common stock or from disposing of shares of our common stock that it currently owns. Our Board includes individuals who are employees of Groupe Casino. These individuals are currently Messrs. Aouani and Bourgeron. Although Mr. Ornstein is not directly employed Groupe Casino, he is employed by Euris, S.A., which indirectly owns a controlling interest in Groupe Casino. Prior to being appointed as our President and Chief Operating Officer in September 2003 and our Chief Executive Officer in May 2004, Mr. Snollaerts had been associated with Groupe Casino since 1985. Mr. Delolmo held various positions within Groupe Casino from 1985 to 1999; see “Executive Officers—André Delolmo” above. In October 2001, Mr. Delolmo was appointed Senior Vice President of Business Development for our subsidiary, Smart & Final Stores. In December 2002, he became the Senior Vice President of Operations for Smart & Final Stores and in May 2004, he became the Senior Vice President of Operations for Smart & Final Inc. In addition, Mr. Delolmo is the President of Casino USA. Since his appointment as Senior Vice President for Smart & Final Stores in December 2002, Mr. Delolmo has devoted substantially all of his efforts to the Company.

Certain Transactions between Smart & Final Inc. and Casino USA.    We entered into a 1991 intercompany agreement, or the Intercompany Agreement with Casino USA. Under this agreement we provided various administrative services for Casino USA and Casino USA in turn provided various administrative services for us. This agreement was terminated by the parties in May 2005, however, we have continued to perform some administrative services for Casino USA. These services include accounting, human resources and systems development services, which are charged to Casino USA at our cost. For fiscal 2005, we charged Casino USA approximately $100,000. It is anticipated that the levels of future services will not vary significantly from the fiscal 2005 charges.

We are a party to a tax sharing arrangement with Casino USA. This agreement covers income tax obligations for the State of California. Under the terms of this arrangement, we make tax sharing payments to or receive tax sharing benefits from Casino USA. Payments are based upon pre-tax income for financial reporting purposes adjusted for certain agreed upon items. In fiscal 2005, we made tax sharing payments to Casino USA aggregating $347,000.

In November 2001, we entered into an $87,100,000 operating lease agreement, or the Lease Agreement. Several financial institutions and Casino USA are all participants in the Lease Agreement. As of January 1, 2006, Casino USA’s share of participation in the Lease Agreement was $33,100,000.

Our Senior Vice President of Operations, Mr. Delolmo, has an expatriate compensation agreement with Casino USA, in which he receives payment for various items, including housing expenses, school expenses, personal travel to and from France and the tax gross-up for these reimbursable expenses. As an accommodation to Casino USA, these expenses are initially paid to Mr. Delolmo by us, but we are reimbursed by Casino USA within thirty (30) days. In fiscal 2005, Mr. Delolmo was paid a total of $635,000 in expatriate expenses (including $267,000 in tax gross-up). We have been reimbursed for all of these expenses by Casino USA.

In August 2003, we entered into an Expatriate Compensation Agreement with Mr. Snollaerts and Casino USA, for which he receives payment for various items, including housing expenses, school expenses for his children, personal travel to and from France and the tax gross-up for these reimbursable expenses. (For a further discussion of Mr. Snollaerts’ compensation agreements with us, see “Executive Compensation—Snollaerts Employment Agreement” below.) Under this agreement, Casino USA will reimburse us each month for the expatriate expenses paid to Mr. Snollaerts during the term of his employment with us. However, we were responsible to pay for the first $150,000 of Mr. Snollaerts’ expatriate expenses during the first twelve months of his employment with us. In fiscal 2003 and 2004 we fulfilled our responsibility to Casino USA to pay for the first $150,000 of Mr. Snollaerts’ expatriate expenses. In fiscal 2005, Mr. Snollaerts was paid a total of $553,000 in expatriate expenses (including $207,000 in tax gross-up). We have been reimbursed for all of these expenses by Casino USA.

Director Compensation and Director Stock Plans

During fiscal 2005, both cash payments and shares of our common stock were used to compensate each of our non-employee directors. For fiscal 2005, our non-employee directors were paid an annual cash fee of $20,000. Our non-executive chairman, Mr. Roeder, receives twice the annual cash retainer, or $40,000. This annual fee is paid in quarterly installments in advance at the beginning of each calendar quarter. Our non-employee directors also received $1,500 in cash for each Board meeting and each committee meeting attended, whether attendance was in person or telephonically. In addition, the Chairman of the Audit Committee, Mr. Watson, received an additional payment of $10,000 per year and the Chairman of the Compensation Committee and the Chairman of our Corporate Governance Committee, Mr. Crull and Mr. Roeder, respectively, each received an additional payment of $5,000 per year. We also reimburse our directors for the expenses they incur in attending meetings in person. Commencing in May, 2005, Mr. Roeder began receiving meeting fees and reimbursement for his expenses. Our directors that are also our employees are not compensated for their service as members of our Board or any committee of the Board. The Board in February 2006, approved the increase of the annual cash retainer for all non-employee directors of the Board. Effective January 2006, all non-employee directors will receive a cash retainer of $30,000 and our non-executive chairman will receive twice this amount or $60,000.

In addition to the cash payments described above, our non-employee directors that are also not employed by Groupe Casino receive equity compensation under our Long-Term Equity Compensation Plan for Non-Employee Directors which was approved by our stockholders on May 20, 2005, or our 2005 Non-Employee Director Stock Plan. The Corporate Governance Committee has discretionary authority under our 2005 Non-Employee Director Stock Plan to make equity awards to non-employee directors. Prior to 2005, pursuant to the terms of our Amended and Restated Non-Employee Director Stock Plan, or our 1996 Non-Employee Director Stock Plan our non-employee directors received an automatic award of common stock on May 1st of each year valued at $20,000 on the date of the award. The Corporate Governance Committee decided in 2005 to follow our past practice of paying an annual equity retainer of our common stock valued at $20,000 on the date of the award. The annual equity retainer compensates our directors for the service over the past year and is paid to our non-employee directors that are not affiliated with Groupe Casino. On May 20, 2005, after the stockholders approved the 2005 Non-Employee Director Stock Plan, the Corporate Governance Committee granted to Messrs. Crull, Gold, McLaughlin, Plaskett and Watson 1,839 shares of our common stock. Our directors must hold the shares awarded for at least six months after the award date. Our non-executive chairman, Mr. Roeder, is entitled to twice the annual equity retainer awarded to the other non-employee directors. The Corporate Governance Committee provided that Mr. Roeder could elect to receive his equity retainer in cash. Thus on May 20, 2005, Mr. Roeder received $40,000 in cash for his equity compensation as our non-executive chairman. In February 2006, the Board decided that all of our directors eligible to receive equity retainer grants may elect on the date of the grant to receive the value of the equity retainer in cash. Also in compliance with our past practices, on May 20, 2005, Messrs. Crull, McLaughlin, Roeder and Watson each received a grant of 4,000 stock options. At the end of fiscal 2005, there were 16,000 unexercised stock options outstanding that have been granted to our non-employee directors; all of these options, will expire if not exercised on or before May 20, 2015.

Prior to the stockholders’ approval of our 2005 Non-Employee Director Stock Plan, our directors’ were awarded equity compensation under our 1996 Non-Employee Director Stock Plan, however, this plan expired on February 22, 2005. In fiscal 2005, 32,501 stock options were exercised under the 1996 Non-Employee Director Stock Plan and it had 70,000 shares available for grant at the time of the plan’s expiration on February 22, 2005; no awards of shares were made under this plan in 2005. At the end of fiscal 2005, there were 256,971 unexercised options outstanding that have been granted to non-employee directors. Of these options, 38,500 will expire if not exercised on or before May 18, 2014; 30,666 will expire if not exercised on or before May 22, 2013; 61,333 will expire if not exercised on or before February 18, 2013; 16,000 will expire if not exercised on or before May 1, 2010; 22,500 will expire if not exercised on or before May 11, 2009; and 37,500 will expire if not exercised on or before May 4, 2009.

We also have a Stock Incentive Plan, as amended, or Incentive Plan, which allowed grants of equity compensation to our directors as well as our employees. The Incentive Plan expired in June 2001. Our Board had a policy in place to the effect that any elected or appointed non-employee director serving prior to 1998 would receive an automatic grant of options to purchase 22,500 shares of our common stock under such Incentive Plan as of the date of initial appointment or election. The options were nonqualified stock options and had exercise prices equal to the fair market value of our common stock at the date of grant. In addition, these options have an exercise term of ten years after the date of grant and are subject to early termination in the event the option holder ceases to be a director, becomes permanently disabled or dies. One-third of these options become exercisable two years after the date of grant and each year thereafter, so that 100% would be exercisable four years after the date of grant. At the end of fiscal 2005, there were 17,500 unexercised options outstanding that had been granted to non-employee directors under our Incentive Plan. Of these options, all 17,500 would have expired if not exercised on or before June 18, 2006. However, as of March 10, 2006, all of these options were exercised, thus there are no longer any outstanding shares held by directors or former directors under our Incentive Plan.

We also have a Directors Deferred Compensation Plan, or Deferred Plan which we modified in fiscal 2005 to ensure good faith compliance with the change in the ERISA laws regarding deferred compensation plans. This Deferred Plan allows our non-employee directors to defer on a pre-tax basis up to 100% of their cash fees (with a minimum annual deferral of $2,500), as well as any shares of our common stock received as compensation for services as a director. Participation in the Deferred Plan is voluntary on an annual basis. Deferrals of cash amounts are credited to a special bookkeeping account in the non-employee director’s name, and earnings on deferrals are indexed to certain investment fund options. Deferrals of shares of our common stock are held within the Deferred Plan, for the benefit of the deferring director’s account and are not redeemable for cash. We pay all benefits and costs from our general assets. We have created a non-qualified grantor trust whose assets will be used to pay benefits and defray expenses; however, the assets of the trust are subject to the claims of our general creditors in the event of our insolvency or bankruptcy. In general, participants will receive benefits under the Deferred Plan after retirement. Benefits are paid in one lump-sum payment or a stream of five, ten or fifteen annual payments, depending on a director’s pre-elected payment option. The Deferred Plan permits limited withdrawals prior to retirement. The Deferred Plan also provides additional death benefits in the event of death prior to retirement. During fiscal 2005, four directors participated in the Deferred Plan.

Executive Compensation

Summary Compensation Table.    The table below contains information on the cash and non-cash compensation awarded to or earned by our Chief Executive Officer and our four most highly compensated executive officers, other than our Chief Executive Officer, for the last three fiscal years. Each executive officer included in the table must have earned over $100,000 in salary and bonus during fiscal 2005. (For future reference, all of the executive officers named below shall be referred to collectively as the Named Executive Officers.)

SUMMARY COMPENSATION TABLE

Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)(1)		Bonus ($)(2)		Other Annual Compensation ($)(3)	Restricted Stock Awards ($)(4)		Securities Underlying Options (#)(5)	All Other Compensation ($)(6)
Etienne Snollaerts Chief Executive Officer and President	2005 2004 2003	$ $ $	677,888 611,721 322,116	$ $ $	350,000 975,000 206,250	-0- -0- -0-	$ $ $	354,662 773,400 -0-	70,000 150,000 100,000	$ $ $	29,815 64,984 115,301

André Delolmo Senior Vice President, Operations	2005 2004 2003	$ $ $	334,907 321,227 293,137	$ $ $	120,000 254,691 216,000	-0- -0- -0-	$ $ $	76,000 -0- 107,000	15,000 30,000 100,000	$ $ $	29,166 28,739 22,067

Richard N. Phegley Senior Vice President and Chief Financial Officer	2005 2004 2003	$ $ $	281,047 270,473 275,192	$ $ $	87,000 232,261 194,400	-0- -0- -0-	$ $ $	76,000 -0- 85,600	15,000 20,000 70,000	$ $ $	28,545 27,902 25,510

Norah Morley Senior Vice President, Marketing	2005 2004 2003	$ $ $	257,310 246,980 234,474	$ $ $	90,000 165,750 150,000	-0- -0- -0-	$ $ $	63,338 -0- 85,600	12,500 30,000 55,000	$ $ $	25,141 22,762 22,442

Donald G. Alvarado Senior Vice President, General Counsel, Corporate Secretary	2005 2004 2003	$ $ $	272,888 267,008 254,890	$ $ $	70,000 168,806 160,000	-0- -0- -0-	$ $ $	50,662 -0- 42,800	10,000 20,000 40,000	$ $ $	24,170 27,882 25,386

(1)	Includes amounts deferred by the Named Executive Officers under our 401(k) Savings Plan and our Supplemental Deferred Compensation Plan. The 401(k) Savings Plan was established in fiscal 1992, and all Named Executive Officers are or were eligible to participate during fiscal 2005. Our Supplemental Deferred Compensation Plan was established to take effect for fiscal 1995.

(2)	Includes bonus payments made in the year after the listed year for services performed in the listed year, and excludes bonus payments made in the listed year for services performed in the prior year. Mr. Snollaerts’ bonus for fiscal 2003, includes an initial bonus of $100,000 paid to Mr. Snollaerts in August 2003. (For more information on Mr. Snollaerts’ employment agreement with us, see “Executive Compensation—Snollaerts Employment Agreement” below.)

(3)	Includes perquisites and other personal benefits, securities or property paid to each Named Executive Officer (including, depending upon the executive officer, reimbursement of tax preparation and/or financial planning expenses, club dues and car allowances). Such perquisites and other personal benefits when stated as zero were less than the lesser of $50,000 or 10% of the total annual salary and bonus set forth in the columns entitled “Salary” and “Bonus.”

(4)

On February 15, 2005, the following restricted shares were granted and valued at $15.20 per share: Mr. Snollaerts 23,333 shares for $354,662; Mr. Delolmo 5,000 shares for $76,000; Mr. Phegley 5,000 shares for $76,000; Ms. Morley 4,167 shares for $63,338 and Mr. Alvarado 3,333 shares for $50,662. On February 17, 2004, Mr. Snollaerts received a grant of 60,000 restricted shares valued at $773,400. In fiscal 2003, the following restricted shares were granted on February 19, 2003 and vested on September 24, 2003 at the price of $6.90 per share: Mr. Delolmo, 25,000 shares for $172,500; Mr. Phegley, 20,000 shares for

$138,000; Ms. Morley 20,000 shares for $138,000; and Mr. Alvarado10,000 shares for $69,000. In fiscal 2003, the following restricted shares granted in 2000, as part of the Voluntary Exchange Program of Stock Option for Restricted Stock, vested at the price of $9.24 per share: Mr. Phegley 3,779 shares for $34,918; and Mr. Alvarado 10,076 shares for $93,102.

(5)	For fiscal 2005, includes for Messrs. Snollaerts, Delolmo, Phegley, Ms. Morley and Mr. Alvarado, options to purchase 70,000, 15,000, 15,000, 12,500 and 10,000 shares, respectively, granted under our Long-Term Equity Compensation Plan. For fiscal 2004, includes for Messrs. Snollaerts, Delolmo, Phegley, Ms. Morley and Mr. Alvarado, options to purchase 150,000, 30,000, 20,000, 30,000 and 20,000 shares, respectively, granted under our Long-Term Equity Compensation Plan. For fiscal 2003, includes for Messrs. Snollaerts, Delolmo, Phegley, Ms. Morley, and Mr. Alvarado options to purchase 100,000, 100,000, 70,000, 55,000 and 40,000 shares, respectively, granted pursuant to our Long-Term Equity Compensation Plan.

(6)	The compensation reported includes, as applicable, amounts we contributed under our 401(k) Savings Plan, our Supplemental Deferred Compensation Plan and the dollar value of insurance premiums we paid regarding term life insurance and health care plans for the benefit of each Named Executive Officer. The contributions under our 401(k) Savings Plan and our Supplemental Deferred Compensation Plan during fiscal 2005 were: $4,620 aggregate for both plans to Messrs. Snollaerts, Delolmo, Phegley and Ms. Morley. In fiscal 2004 our contributions to these plans were: $4,290 aggregate for both plans to Messrs. Delolmo, Phegley, Ms. Morley and Mr. Alvarado. In fiscal 2003 we contributed to our 401(k) Savings Plan and our Supplemental Deferred Compensation Plan: $3,960, aggregate for both plans for each of Mr. Phegley, Ms. Morley and Mr. Alvarado. In fiscal 2005, we paid life paid life and health insurance premiums as follows: $25,195 for Mr. Snollaerts, $24,546 for Mr. Delolmo, $23,925 for Mr. Phegley, $20,521 for Ms. Morley and $24,170 for Mr. Alvarado. In fiscal 2004 we paid the following life and health insurance premiums: $24,935 for Mr. Snollaerts, $24,449 for Mr. Delolmo, $23,612 for Mr. Phegley, $18,472 for Ms. Morley, and $23,592 for Mr. Alvarado. In fiscal 2003, we paid the following life and health insurance premiums: $5,350 for Mr. Snollaerts, $22,067 for Mr. Delolmo, $21,550 for Mr. Phegley, $18,482 for Ms. Morley and $21,426 for Mr. Alvarado. Included in Mr. Snollaerts’ compensation is expatriate compensation of $40,049 for fiscal 2004 and $109,951 for fiscal 2003; these amounts were not reimbursed to us by Casino USA. (For a further discussion of Mr. Snollaerts expatriate compensation agreement with us, see “Executive Compensation—Snollaerts Employment Agreement” below.) Not included in Mr. Delolmo’s compensation is the amount of expatriate expenses he was paid by Casino USA. (For a further discussion of Mr. Delolmo’s expatriate compensation, see “Compensation Committee Interlocks and Insider Participation—Certain Transactions between Smart & Final Inc. and Casino USA” above.)

Option Grants Table.    The table below summarizes options granted during fiscal 2005 to the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($/sh)	Expiration Date	Grant Date Present Value of Stock Options($)(2)
Etienne Snollaerts	70,000	25.0%	$15.20	2/15/2015	$324,219
André Delolmo	15,000	5.4%	$15.20	2/15/2015	$69,476
Richard N. Phegley	15,000	5.4%	$15.20	2/15/2015	$69,476
Norah Morley	12,500	4.5%	$15.20	2/15/2015	$57,896
Donald G. Alvarado	10,000	3.6%	$15.20	2/15/2015	$46,317

(1)	Options granted are nonqualified stock options granted under our Long-Term Equity Compensation Plan, and may be exercised for up to ten years after the date of the grant. These options are subject to early termination in the event the option holder ceases to be an employee, becomes permanently disabled or dies. No option can be granted at an option price of less than the fair market value of our common stock at the time the option is granted. For the grants made in 2005, one-third of the options become exercisable two years after the date of grant and each year thereafter so that 100% are exercisable four years after the date of grant. Unvested options will vest immediately upon a change in control.

(2)	We used the Black-Scholes model of option valuation to determine the present values at the grant dates. We do not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. Calculations for Messrs. Snollaerts, Delolmo, Phegley, Alvarado and Ms. Morley are based on the following assumptions: individual option terms of up to ten years, volatility of 39.16% no dividends, and interest rates of 3.83% each for Messrs. Snollaerts, Delolmo, Phegley, Alvarado and Ms. Morley, which corresponds to the weighted average of the ten year Treasury note rates with a maturity date corresponding to the option term for each of the grants. The real value of the options in this table depends upon the actual performance of our common stock during the applicable period and also upon the date the options are exercised.

Aggregated Option Exercises Table.    The following table summarizes option exercises during fiscal 2005, and the number of all options and the value of all in-the-money options held at the end of fiscal 2005, by the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at End of Fiscal 2005 (#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options at End of Fiscal 2005 ($)(1) Exercisable/ Unexercisable
Etienne Snollaerts	-0-	$0	273,835 / 74,665	$311,248 / $495,666
André Delolmo	-0-	$0	131,668 / 83,332	$558,369 / $637,291
Richard N. Phegley	-0-	$0	144,001 / 54,999	$470,410 / $389,995
Norah Morley	-0-	$0	137,834 / 43,166	$410,251 / $298,349
Donald G. Alvarado	-0-	$0	119,601 / 32,499	$393,039 / $217,694

(1)	Based on the market value of the underlying securities (common stock) at the fiscal year end closing price of $ 12.88 per share on December 30, 2005 (the last trading day of the 2005 fiscal year), less the exercise price.

Equity Compensation Plans.    The table below contains certain information relating to our equity compensation plans as of January 1, 2006, our most recently completed fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders:
Stock Incentive Plan(1)	201,363	$11.6506	-0-
Long–Term Equity Compensation Plan(2)	3,010,374	$9.7787	1,128,457
1996 Non-Employee Director Stock Plan(3)	206,499	$7.9819	-0-
2005 Non-Employee Director Stock Plan(4)	16,000	$10.8700	349,805

Total	3,434,236	$9.7855	1,478,262

(1)	The Stock Incentive Plan expired in June 2001 and all options granted under this plan will expire on or before February 20, 2011.

(2)	The remaining shares available for future issuance under the Long-Term Equity Compensation Plan are available for grant as restricted stock awards, stock options, stock appreciation rights and other stock-based incentives. The number of shares available for awards under the Long-Term Equity Compensation Plan increases automatically each year by the number of shares issued by reason of awards being exercised and in the case of restricted stock, vesting during the previous fiscal year. Each option granted under the Long-Term Equity Compensation Plan provides for a term of ten years and reflects an exercise price equal to the fair market value of our common stock as of the date of grant.

(3)	The shares under the 1996 Non-Employee Director Stock Plan were available for award to our non-employee directors that were not employed with Groupe Casino at the time of the award, including an annual formula grant on May 1 equal to the quotient of $20,000 divided by the fair market value of our common stock on the date of award, grants of restricted stock and an annual grant of stock options, as determined by the Board. The 1996 Non-Employee Director Stock Plan expired on February 22, 2005, thus no shares have been awarded from this plan since fiscal 2004.

(4)	The number of shares available for award under the 2005 Non-Employee Director Stock Plan increases automatically each year by the number of shares issued by reason of awards being exercised and in the case of restricted stock, vesting during the previous fiscal year.

Pension Plan and Retirement Plans.    The table below sets forth estimated annual pension benefits under the Smart & Final Pension Plan, or our Pension Plan, on a straight life annuity basis for representative years of service as defined in our Pension Plan. These benefits are subject to reduction for benefits accrued under certain prior Company retirement benefit plans.

PENSION PLAN TABLE

Remuneration on Which Retirement Benefits are Based (2)	Final Average Earnings Based On Each Year’s Limited Earnings	Estimated Annual Retirement Benefits at Age 65 For Indicated Years of Credited Service (1)
		15	20	25	30	35
$ 125,000	$125,000	$18,750	$25,000	$31,250	$37,500	$43,750
$ 150,000	$150,000	$22,500	$30,000	$37,500	$45,000	$52,500
$ 175,000	$175,000	$26,250	$35,000	$43,750	$52,500	$61,250
$ 200,000	$200,000	$30,000	$40,000	$50,000	$60,000	$70,000
$ 225,000	$220,000	$33,000	$44,000	$55,000	$66,000	$77,000
$ 250,000	$220,000	$33,000	$44,000	$55,000	$66,000	$77,000
$ 500,000	$220,000	$33,000	$44,000	$55,000	$66,000	$77,000
$ 750,000	$220,000	$33,000	$44,000	$55,000	$66,000	$77,000
$1,000,000	$220,000	$33,000	$44,000	$55,000	$66,000	$77,000
$1,250,000	$220,000	$33,000	$44,000	$55,000	$66,000	$77,000
$1,500,000	$220,000	$33,000	$44,000	$55,000	$66,000	$77,000

(1)	Amounts shown are for employees hired on January 1, 2006 and assume retirement at age 65 after employment for the indicated number of years. Estimated annual retirement benefits are based on the Pension Plan in effect on January 1, 2006 and assume that no other offsets or grandfathered benefits are applied.

(2)	The maximum compensation that can be included in the determination of the retirement benefit is $220,000 for 2006. This limit is adjusted annually for cost-of-living. For purposes of this illustration, it is assumed to remain at $220,000 for all future years.

Pension Plan.    We maintain our Pension Plan for the benefit of our employees who meet certain age and service requirements. The Pension Plan is designed to provide benefits in the event of normal, early, or disability retirement, or in the event of death prior to retirement. Our employees who are covered by a collective bargaining agreement are not covered by the Pension Plan. The Pension Plan is a non-contributory, tax-qualified defined benefit pension plan with benefits calculated on the basis of the participant’s years of service and qualifying average pay including bonuses, overtime, and certain other compensation (but not including amounts to be paid under the Pension Plan or other employee benefit plans). The minimum benefits for certain qualifying participants are at least equal to the accrued benefit which they would have otherwise received under a prior pension plan. A participant becomes 100% vested in the retirement benefit at the end of their fifth year of service. At the end of fiscal 2005, Messrs Snollaerts, Delolmo, Phegley, Ms. Morley and Mr. Alvarado had credited approximately two, three, nine, six, and 18 years of service, respectively. For purposes of the calculation of benefits under the Pension Plan, the annual compensation for fiscal 2005 for Messrs. Snollaerts, Delolmo, Phegley, Ms. Morley and Mr. Alvarado is their base salary and bonus amounts shown in the Summary Compensation Table above, subject to the limitations imposed on tax-qualified plans. In fiscal 2005, tax-qualified plans had a maximum compensation limit of $210,000 and a maximum annual benefit accrual limit of $170,000.

Supplemental Executive Retirement Plan.    Benefits under the Pension Plan described above are subject to the limitations imposed upon tax-qualified plans as described above under Pension Plan. To provide additional retirement benefits for 15 key salaried employees selected by the Board, the Company maintains a supplemental non-qualified, unfunded plan, the Supplemental Executive Retirement Plan, or SERP, which provides retirement benefits in excess of the compensation limit and maximum benefit accrual imposed on tax-qualified plans. The SERP recognizes deferred amounts of base salary and bonus payments for purposes of determining applicable retirement benefits. Benefits under this plan are provided by the Company on a non-contributory basis. A participant may be entitled to receive benefits under the SERP at retirement or upon a change in control, and a designated beneficiary may receive benefits in the event of a participant’s death.

Under the SERP, retirement benefits are provided at 60% of final average compensation for Mr. Snollaerts, subject to certain provisions of his Employment Agreement, at a normal retirement age with 15 years of applicable service. For Messrs. Phegley and Alvarado and Ms. Morley, retirement benefits are provided at 40% of final average compensation, at a normal retirement age with 15 years of applicable service. Mr. Delolmo does not participate in the SERP. Benefits payable under the SERP are reduced if the plan participant has not attained 15 years of applicable service, or if retirement occurs prior to age 65. At the end of fiscal 2005, Messrs. Snollaerts, Phegley, Ms. Morley and Mr. Alvarado had credited approximately two, nine, six, and 14 years of service, respectively. For purposes of calculation of benefits under the SERP, the compensation for fiscal 2005 for Messrs. Snollaerts, Phegley, Alvarado and Ms. Morley is the same as the total of their salary and bonus amounts shown in the Summary Compensation Table above.

401(k) Savings Plan.    Our 401(k) Savings Plan is a defined contribution plan. It is intended to satisfy the tax qualification requirements of Section 401(k) of the Code. All of our employees who meet certain age and service requirements are eligible to participate in our 401(k) Savings Plan. For fiscal 2005, our 401(k) Savings Plan allowed participants to contribute up to 75% of their compensation, or $14,000, whichever was lower. In fiscal 2001, we increased our match from 25% to 33% of each dollar contributed up to 6% of each participant’s eligible compensation; however, our employees who are covered by a collective bargaining agreement do not receive the Company match, but are eligible to participate in the 401(k) Savings Plan. In addition, in fiscal 2001, we made a discretionary 8% match with respect to contributions made in fiscal 2000. This discretionary match was made to adjust that year’s match from 25% to 33%. Participants’ contributions to our 401(k) Savings Plan, which are deemed to be our contributions for tax purposes, are deducted from the participants’ compensation prior to the calculation of federal and state income taxes. This decreases the amount of a participant’s taxable compensation.

Participants are currently entitled to direct their contributions to one or more of ten investment options. A participant may not withdraw any of its account balance in our 401(k) Savings Plan prior to termination of employment or attainment of age 70, whichever occurs earlier; the only exceptions are qualified financial hardships and loans. Distribution of a participant’s account balance, if less than $5,000, will generally be made in a lump sum payment in the year following the termination of employment. Distribution of a participant’s account balance in excess of $5,000 will be made in accordance with the participant’s election following the termination of employment. A participant’s contributions to our 401(k) Savings Plan will vest immediately. Twenty-five percent (25%) of our contributions on behalf of a participant will vest each year beginning after the second year of the participant’s service with us. Contributions we make on behalf of a participant are 100% vested after five years of service with us.

Deferred Compensation Plan.    We also have a Supplemental Deferred Compensation Plan, or Supplemental Deferred Plan which we modified in fiscal 2005 to ensure good faith compliance with the change in the ERISA laws regarding deferred compensation plans. Under the Supplemental Deferred Plan our employees who earned annual base compensation of at least $95,000 in 2005 are eligible to defer pre-tax up to 100% of their base compensation and cash bonus. There is a $2,500 minimum annual deferral requirement under the terms of the Supplemental Deferred Plan. Eligible employees may also defer shares of restricted stock. Participation is voluntary on an annual basis. Deferrals are credited to a special bookkeeping account in the participant’s name, and earnings on deferrals are indexed to certain investment fund options. We pay all benefits and costs from our general assets. We have created a non-qualified grantor trust whose assets will be used to pay benefits and defray expenses; however, the assets of the trust are subject to the claims of our general creditors in the event of our insolvency or bankruptcy. In general, participants will receive benefits under the Supplemental Deferred Plan after retirement. Benefits are paid in one lump-sum payment or a stream of five, ten or fifteen annual payments, depending on a participant’s pre-elected payment option. The Supplemental Deferred Plan permits limited withdrawals prior to retirement. In addition to the general death benefits provided to all of our employees, the Supplemental Deferred Plan provides its own death benefits in the event of the death, prior to retirement, of a participating employee.

Executive Severance Agreement.    Our officers and certain designated officers of our subsidiaries are eligible to participate in the 2004 Executive Severance Plan, as amended, or our Executive Severance Plan, which became effective January 1, 2004 and replaced the 2001 Executive Severance Plan which was in place for fiscal years 2001, 2002 and 2003. This Executive Severance Plan provides a minimum severance of 12 months base salary, or a month’s base salary for each year of service, whichever is greater. Severance is not available to executives who are terminated for cause or who voluntarily terminate their employment. All of the welfare benefits received by an officer during employment are continued during the severance period. Following a change of control, the executives can resign for “good reason” and be eligible for the benefits available under the Executive Severance Plan. “Good reason” is defined as a reduction in duties and/or compensation, or being asked to relocate. Our Compensation Committee selects participants in the Executive Severance Plan. At the end of fiscal 2005 there were 19 participants in our Executive Severance Plan. During fiscal 2005, three former executives received benefits from the Executive Severance Plan for a combined total of $841,729.

Snollaerts Employment Agreement.    Effective August 4, 2003, we entered into an employment agreement with Mr. Snollaerts to serve as our Chief Operating Officer. Thereafter on May 17, 2004, this agreement was amended and restated as Mr. Snollaerts assumed his duties as our President and Chief Executive Officer. The term of such amended and restated employment agreement was for three years from May 17, 2004 through May 17, 2007. We had the option to extend such agreement for another three year period from May 17, 2007, if we gave notice to Mr. Snollaerts of our intention to do so. The Board gave this notice on February 21, 2006. On April 6, 2006, we entered into a revised employment agreement with Mr. Snollaerts, which will supersede his prior employment agreement. The term of the revised employment agreement is four years, with an effective date of May 17, 2006 and an expiration date of May 17, 2010. We have the option to extend such agreement for another three year period from May 17, 2010 if we give notice to Mr. Snollaerts of our intention to do so.

Mr. Snollaerts’ base salary is to be reviewed annually in accordance with our executive merit pay policy; however, his base salary cannot be decreased below its then current level. In March 2006, Mr. Snollaerts’ salary was increased to $770,000, thus under the revised employment agreement, Mr. Snollaerts’ base salary cannot be decreased below this level. In addition, if our Board awards annual bonuses generally, then Mr. Snollaerts is entitled to an annual bonus at our discretion. The target for his annual bonus, while he is acting as our Chief

Executive Officer, is no less than 100% and no greater than 200% of his base salary for that year. Any bonus awarded for a partial year of service will be prorated. We may change Mr. Snollaerts’ annual bonus plan provided that such changes are applicable to all of our executives generally. Both Mr. Snollaerts’ base salary and annual bonus are determined at the sole discretion of the Compensation Committee. During fiscal 2005, Mr. Snollaerts received a total of $677,888 in base salary and a bonus of $350,000. In 2004, his base salary was $611,721 and his bonus was $975,000. In 2003, his base salary was $322,116 and his bonus was $206,250. The payment of Mr. Snollaerts’ 2003 bonus was offset by his initial bonus of $100,000, paid in August 2003, in accordance with his employment agreement. Mr. Snollaerts also has the opportunity to earn long-term incentive awards and to participate in our qualified retirement plans, group term life insurance, comprehensive health and major medical insurance, short and long-term disability and all other benefits and perquisites in which our other executives and employees are eligible to participate. This includes an automobile allowance, gas card, automobile insurance, retiree medical coverage and financial planning services. He is also entitled to a minimum of five weeks paid vacation per year, capped at ten weeks per year, and to reimbursement of certain expenses. Mr. Snollaerts’ severance benefits are all pursuant to our Executive Severance Plan. If there is a change in control, Mr. Snollaerts’ benefits will also be pursuant to the Executive Severance Plan; however, if he accepts a position with Groupe Casino within six months of his termination, then he will not receive any benefits under our Executive Severance Plan.

We have previously entered into an Expatriate Compensation Agreement with Mr. Snollaerts and Casino USA, or Expatriate Agreement. The Expatriate Agreement provides for Mr. Snollaerts to be compensated up to $10,000 per month for housing expenses, $15,000 per year, per child, for school expenses and a maximum of $40,000 per year for personal travel to and from France. The Expatriate Agreement further provides that he shall receive a tax “gross up” on the compensation he receives thereunder. On a monthly basis, Casino USA reimburses us for the expatriate compensation we pay to Mr. Snollaerts (subject to the limitations described above), including all tax “gross up” payments. Casino USA was not required to reimburse us for the first $150,000 we paid to Mr. Snollaerts during the first twelve months of his employment with us. In fiscal 2005, we paid Mr. Snollaerts a total of $552,544, and the entire amount of the payments to Mr. Snollaerts were reimbursed to us by Casino USA, pursuant to his expatriate agreement. In fiscal 2004, Mr. Snollaerts received $291,498 pursuant to his expatriate agreement of which $40,049 was not reimbursed to us by Casino USA. In fiscal 2003, Mr. Snollaerts received $109,951 pursuant to the terms of his Expatriate Agreement: none of this amount was reimbursed to us by Casino USA.

On February 17, 2004, Mr. Snollaerts received a grant of 60,000 shares of restricted stock that will vest if certain performance standards are met, or no later than February 17, 2009. On September 16, 2003, Mr. Snollaerts received a grant of 100,000 options, with an exercise price equal to the market price of our common stock on the grant date, from our Long-Term Equity Compensation Plan. This grant has a ten year term. One-third of the grant vested on September 16, 2005, and one-third of the grant vests on September 16 in each of 2006 and 2007.

Roeder Employment Agreement.    In early 1999, we entered into an employment agreement with Mr. Roeder. Under the terms of the initial agreement, Mr. Roeder agreed to serve as our Chairman and Chief Executive Officer, or CEO, through December 31, 2001. In May 2001 and again in February 2004, the agreement was amended to extend the term of Mr. Roeder’s employment as our CEO until May 2004. For one year thereafter, he was to serve as our non-executive Chairman of the Board and senior advisor, or Non-Executive Chairman and Senior Advisor Term.

From May 2004 through May 2005, when Mr. Roeder served as our Non-Executive Chairman and Senior Advisor, he received an annualized base salary of $350,000 per year and received 50% of the bonus paid to our CEO during such period. His bonus was prorated in 2004 and again in 2005 in proportion to the respective duration of his service as Non-Executive Chairman and Senior Advisor. During the Non-Executive Chairman and Senior Advisor Term, Mr. Roeder continued to receive all of the benefits that he received while our CEO. During his Non-Executive Chairman and Senior Advisor Term, we also granted Mr. Roeder 4,000 stock options on

May 20, 2005; the same as the grant given to all of our other eligible directors. Mr. Roeder’s employment agreement contained a covenant wherein he agreed not to compete with us, not to attempt to induce our other employees to terminate their employment and not to interfere in a similar manner with our business for the 12 months following the expiration of his employment agreement. Mr. Roeder’s term as our Non-Executive Chairman and Senior Advisor ended on May 31, 2005. When his term as our Non-Executive Chairman and Senior Advisor ended, the Board decided to accelerate the vesting of the remaining two-thirds of Mr. Roeder’s unvested stock option grant of 100,000 options granted on February 17, 2004 (or 66,667 options) and allow Mr. Roeder three years to exercise all 100,000 options or until May 31, 2008. As of June 1, 2005, Mr. Roeder is no longer entitled to the continuation of the benefits he received during his term as CEO. Mr. Roeder does however receive compensation as our Non-Executive Chairman as described above in our Director Compensation section.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth information regarding the ownership of our common stock as of March 24, 2006 by (i) each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, (ii) each of our directors and nominees for director, (iii) each Named Executive Officer, and (iv) all of our directors and executive officers and the officers of our subsidiaries as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner	Number of Shares Owned (1)	Right to Acquire (2)	Restricted Stock (3)	Percent of Outstanding Stock
Casino Guichard-Perrachon S.A. (4)	17,584,060	-0-	-0-	56.2%
Ross E. Roeder	233,000	100,000	-0-	1.1%
Donald G. Alvarado	31,359	132,101	6,833	*
Richard N. Phegley	28,979	167,334	11,000	*
André Delolmo	25.000	151,668	11,500	*
David J. McLaughlin	24,670	25,835	-0-	*
Norah Morley	24,000	154,334	8,657	*
Etienne Snollaerts	16,890	277,835	133,333	1.4%
Timm F. Crull	14,594	9,335	-0-	*
Joël-André Ornstein	8,202	34,501	-0-	*
Stephen E. Watson	1,839	7,500	-0-	*
L. Hakim Aouani	-0-	-0-	-0-	*
Thierry Bourgeron	-0-	-0-	-0-	*
David L. Meyers	-0-	-0-	-0-	*
All directors and executive officers as a group (17 persons)	512,867	1,641,413	202,123	7.2%

*	Less than 1%

(1)	Includes shares for which the named person or entity has sole voting and investment power, has shared voting and investment power with a spouse or a related entity, or holds in a profit sharing or IRA account for the named individual or the members of his immediate family or under our Directors Deferred Compensation Plan or our Supplemental Deferred Compensation Plan. Excludes shares of restricted stock holdings, or shares that may be acquired through stock option exercises.

(2)	Shares that can be acquired through stock options that may be exercised through May 24, 2006. Such shares are deemed outstanding for computing the shares and percentage ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage ownership of any other person or entity.

(3)	Shares subject to a vesting schedule, forfeiture risk and other restrictions.

(4)	Groupe Casino, as the owner of approximately 99% of the capital stock of Casino USA, may be deemed to beneficially own such shares. The address of Casino USA is 600 Citadel Drive, Commerce, California 90040, and the address of Groupe Casino is 24, rue de la Montat, 42008 St.-Etienne Cedex 2, France. Rallye is a publicly traded French joint stock corporation and holds more than 50% of the voting interest in Groupe Casino. Mr. Jean-Charles Naouri, through intermediary companies, indirectly controls more than 50% of the voting interest in Rallye. This note (4) is based on Amendment No. 5 to Schedule 13D filed by Casino USA on May 25, 2000 and prior reports, and on information provided to us by Groupe Casino.

INDEPENDENT AUDITORS

At our Audit Committee meeting in May 2006, it is anticipated that the Audit Committee will unanimously recommend that we retain Ernst & Young LLP, or E&Y, as our independent auditors for the fiscal year ending December 31, 2006. E&Y became our independent auditors effective June 7, 2002 upon the recommendation of the Audit Committee and after unanimous approval by the Board. E&Y has now audited all of our financial statements for fiscal years 2001 through 2005, inclusive.

We expect a representative of E&Y to appear at the Annual Meeting and be available to respond to appropriate questions from our stockholders. The representative of E&Y will be permitted to make a statement at the Annual Meeting if he desires.

The following fees were paid to E&Y for services rendered for each of the last two fiscal years:

	Fiscal Year Ending
	2004	2005
Audit Fees	$1,333,000	$1,150,000
Audit-Related Fees	136,000	-0-
Tax Fees	153,000	1,000
All Other Fees	-0-	-0-

Total E&Y Fees	$1,622,000	$1,151,000

Audit Fees represent amounts paid for the audit of our consolidated annual financial statements and internal control over financial reporting, reviews of quarterly financial information and accounting consultations. Included in the 2005 Audit Fees is approximately $601,000 related to the audit of internal control over financial reporting. Included in the 2004 Audit Fees is approximately $896,000 related to the audit of internal control over financial reporting.

Audit-Related Fees for 2004 represent amounts primarily related to consulting services regarding internal control over financial reporting.

Tax fees represent amounts for tax return assistance and other tax consulting services.

All of the fees paid to E&Y in fiscal 2005 and 2004 were pre-approved by the Audit Committee. Our Audit Committee has considered whether the provision of services other than those described above under the heading “Audit Fees” are compatible with maintaining the independence of E&Y.

Audit Committee Pre-Approval Policies

Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services. Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related, tax and all other services, including all permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The policies require the Audit Committee to be informed of each service, and the policies also require the Audit Committee to be informed of all services provided by the independent auditor.

ANNUAL REPORT

Our Annual Report to Stockholders for fiscal 2005 is being mailed to all stockholders. Any stockholder who has not received a copy may obtain one by writing to us at, Corporate Secretary, Smart & Final Inc., 600 Citadel Drive, Commerce, California 90040.

WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K, FOR THE YEAR ENDED JANUARY 1, 2006 (EXCLUSIVE OF EXHIBITS), FILED WITH THE SEC, UPON THE REQUEST OF ANYONE WHO WAS A HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS A BENEFICIAL OWNER, OF OUR COMMON STOCK ON MARCH 21, 2006. ANY SUCH REQUEST SHALL BE IN WRITING AND ADDRESSED TO OUR CORPORATE SECRETARY, 600 CITADEL DRIVE, COMMERCE, CALIFORNIA 90040, TELEPHONE NUMBER (323) 869-7500.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Amended and Restated Bylaws provide that stockholders seeking to bring business before an Annual Meeting of stockholders, or to nominate directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices. The stockholder’s notice must be delivered to, or mailed and received not less than 60 days nor more than 90 days prior to the Annual Meeting, provided such Annual Meeting is held within 30 days before or after the anniversary date of the immediately preceding Annual Meeting of stockholders. If the Annual Meeting is not held within 30 days before or after the anniversary date of the immediately preceding Annual Meeting, or is a special meeting of stockholders, then the stockholder’s notice must be delivered to, or mailed and received not later than 10 days after the notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Our Amended and Restated Bylaws also specify certain requirements for a stockholder’s notice to be in proper written form. If we do not receive timely notice of any such proposed business, the proxy holders may not exercise discretionary authority with respect to that proposal. If we do receive timely notice of any such proposed business, the proxy holders may exercise discretionary authority with respect to that proposal, but only to the extent permitted by the regulations of the SEC.

A proposal by a stockholder intended to be included in our proxy statement and presented at the 2006 Annual Meeting must be received at our principal executive offices no earlier than 90 days before the anniversary of our 2005 Annual Meeting of Stockholders, and no later than 60 days before the anniversary of our 2005 Annual Meeting of Stockholders. In addition, all other conditions for such inclusion must also be satisfied.

OTHER MATTERS

We know of no other matters to be brought before the 2006 Annual Meeting. However, if any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matters in their discretion, subject to applicable SEC regulations.

SOLICITATION OF PROXIES

The cost of this solicitation of proxies will be borne by us. Solicitations will be made by mail, telephone or telegram and personally by directors, officers and other employees of ours, but such persons will not receive any compensation for such services over and above their regular salaries. We will reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such stock.

BY ORDER OF THE BOARD OF DIRECTORS

Donald G. Alvarado

Secretary

April 20, 2006

PROXY	PROXY

SMART & FINAL INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies and hereby appoints Donald G. Alvarado and Richard N. Phegley, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned and vote as directed on the reverse hereof all shares of Common Stock, $.01 par value per share, of Smart & Final Inc. (the “Company”), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 17, 2006, or any adjournments thereof, and in their discretion upon such other business as may properly come before the Annual Meeting, or any adjournments thereof.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

Admission Ticket

2006 Annual Meeting of Stockholders

Wednesday, May 17, 2006

10:00 A.M.

Smart & Final Inc.

Corporate Headquarters

600 Citadel Drive

Commerce, California 90040

PLEASE ADMIT	Non-Transferable

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. Election of Directors

Nominees:	FOR	WITHHOLD AUTHORITY
	all listed nominees	to vote for all
01 L. Hakim Aouani	(except as indicated)	nominees listed
02 Thierry Bourgeron	☐	☐
03 Timm F. Crull
04 David L. Meyers
05 Joël-André Ornstein			THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND, IF NO DIRECTIONS ARE GIVEN, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES.
06 Ross E. Roeder
07 Etienne Snollaerts and
08 Stephen E. Watson
(INSTRUCTION: To withhold authority to vote for any nominee, cross his name out above.)

Signature	Signature	Date	, 2006

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, set forth your full title. When shares are held in more than one name, both parties should sign. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

Δ FOLD AND DETACH HERE Δ

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/smf		1-866-540-5760		Mark, sign and date your proxy card and return it in the enclosed postage-paid
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to	OR
vote your proxy. Have your proxy
card in hand when you call.
envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

Admission Ticket

2006 Annual Meeting of Stockholders

Wednesday, May 17, 2006

10:00 A.M.

Smart & Final Inc.

Corporate Headquarters

600 Citadel Drive

Commerce, California 90040

PLEASE ADMIT	Non-Transferable

____________________________________________________________________________________________________________

PLEASE DETACH ALONG PERFORATION AND RETURN THIS CARD IF VOTING BY MAIL.

REVOCABLE VOTING INSTRUCTIONS	PROXY

SMART & FINAL INC.

VOTING INSTRUCTIONS TO TRUSTEE

FOR THE ANNUAL MEETING OF THE STOCKHOLDERS OF SMART & FINAL INC. ON MAY 17, 2006.

THE TRUSTEE SOLICTS THESE VOTING INSTRUCTIONS FROM PARTICIPANTS IN THE SMART & FINAL EMPLOYEE STOCK PURCHASE PLAN WHO HAVE RIGHTS IN THE COMMON STOCK.

The undersigned Participant in the Smart & Final Employee Stock Purchase Plan hereby instructs Computershare, as Trustee of the Smart & Final Employee Stock Purchase Plan, to vote all shares of Smart & Final Inc. common stock allocated to the accounts of the undersigned under the Smart & Final Employee Stock Purchase Plan, and to act in its discretion upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held on May 17, 2006, or any adjournments thereof.

Please vote in accordance with the instruction on the reverse side of this card by May 10, 2006.

IF THIS CARD IS PROPERLY EXECUTED, THE TRUSTEE WILL VOTE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE TRUSTEE WILL VOTE PROPORTIONATELY FOR PROPOSAL 1.

(Continued on reverse side)

Annual Meeting Admission Ticket

000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext
000004
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1 Least Address Line
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Smart & Final, Inc.

2006 Annual Meeting of Stockholders

Wednesday, May 17, 2006 10:00 a.m.

Smart & Final, Inc.

Corporate Headquarters

600 Citadel Drive

Commerce, California 90040

Upon arrival, please present this

admission ticket and photo identification

at the registration desk.

Annual Meeting Proxy Card

☐	Please mark this box with an X if your address has changed and print the new address below.	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)	+

1 Election of Directors -	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

		For All	Withhold All

01 - L. Hakim Aouani	05 - Joël-André Ornstein	☐	☐
02 - Thierry Bourgeron	06 - Ross E. Roeder

03 - Timm F. Crull	07 - Etienne Snollaerts

04 - David L. Meyers	08 - Stephen E. Watson

(INSTRUCTION: To withhold authority to vote for any nominee, cross his name out above.)

2 Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, set forth your full title. When shares are held in more than one name, both parties should sign. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

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